[Letterhead of Blank Rome LLP]

July 1, 2010

Hudson Technologies, Inc.
1 Blue Hill Plaza
Suite 1541
Pearl River,  NY  10965

Re:	Prospectus Supplement to Registration Statement on Form S-3

Gentlemen:

You have requested our opinion with respect to the offer and sale (the “Offering”) by you, Hudson Technologies, Inc., a New York corporation (the “Company”), of  up to (i) 2,737,500 units (the “Units”), each Unit consisting of  one share of common stock, par value $0.01 per share, of the Company (the “Common Stock”)  and one warrant (the “Warrants”), each Warrant to purchase one-half of a share of Common Stock (the “Warrant Shares”), being sold to certain investors (the “Investors”)  pursuant to: (a) a Registration Statement on Form S-3 (File No. 333-151973) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on September 5, 2008; (b)  the prospectus of the Company dated September 5, 2008 (the “Basic Prospectus”) as filed with the Commission; and (c) the prospectus supplement of the Company, dated July 1, 2010 to be filed with the Commission (the “Prospectus Supplement”).

In connection with this opinion, we have examined a copy of (a) the Registration Statement,  (b) the Basic Prospectus, (c) the Prospectus Supplement, (d) the Placement Agency Agreement dated July 1, 2010 between the Company and Canaccord Genuity Inc., (e)  the form of  subscription agreement between the Company and the Investors, (f) the form of the Warrants; (g) the Certificate of Incorporation of the Company, as amended to date, (h)  the Bylaws of the Company, as amended to date, (i) minutes of meetings of the Board of Directors of the Company  and (j)  originals or copies certified or otherwise identified to our satisfaction of such other documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, we have relied upon a certificate of an executive officer(s) of the Company.

Hudson Technologies, Inc.
July 1, 2010

We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

The opinions expressed in this opinion letter are limited to the laws of the State of New York.  Our opinions are based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

(i)           When the Units are sold, paid for and issued in the manner and for the consideration contemplated by the Basic Prospectus and the Prospectus Supplement, (a) the shares of Common Stock included in the Units  will be validly issued, fully paid and non-assessable; (b) the Units  will be valid and binding obligations of the Company; and (c) the Warrants will be the valid and binding obligations of the Company; and

(ii)           The  Warrant Shares, when  sold, paid for and issued, upon exercise of, and in accordance with the terms of the Warrants,  will be validly issued, fully paid and non-assessable.

Hudson Technologies, Inc.
July 1, 2010

We express no opinions regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (vi) provisions for exclusivity, election or cumulation of rights or remedies, (vii) provisions authorizing or validating conclusive or discretionary determinations, (viii) grants of setoff rights, (ix) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (x) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xi) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xii) the severability, if invalid, of provisions to the foregoing effect.

We hereby consent to the filing of this opinion with the Commission, and to the use of our name as your counsel under “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP